Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY (INCLUDING, WITHOUT LIMITATION, THIS WARRANT AND THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Void after 5:00 p.m. Washington, D.C. Time, on December 3, 2011.

Warrant No. VALLC-___	December 4, 2008
______________________________________

COMMON STOCK WARRANT
___________________________

THIS IS TO CERTIFY THAT, for value received, ____________ or his registered assigns pursuant to Section 4 hereof (“Holder”), is entitled to purchase, subject to the provisions of this Warrant, from SouthPeak Interactive Corporation, a Delaware corporation (the “Company”), __________ fully paid, validly issued and nonassessable shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) at the exercise price of $1.50 per share until the Expiration Date, as defined below.  The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock shall be adjusted from time to time as hereinafter set forth.

The shares of Common Stock issued or issuable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares,” and the exercise price of a Warrant Share as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price.”

1.           Exercise of Warrant; Notification of Expiration Date of Warrant.  This Warrant is exercisable at the option of Holder at any time or from time to time (a) after at least $40,000,000 in revenues (the “Revenue Threshold”) are collected from the products listed on Exhibit A (the “Products”) hereto by Gone Off Deep, LLC, a Delaware limited liability company d/b/a Gamecock Media Group, the Company and any affiliate of the Company or any transferee of any such games (collectively, “Gamecock”),  and (b) prior to 5:00 P.M. Washington, D.C. time on December 3, 2011 (the “Expiration Date”); provided, however, that if such day is a day on which banking institutions in the District of Columbia are authorized by law to close, then on the next succeeding day which shall not be such a day.  This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Notice of Exercise annexed hereto (“Notice of Exercise”) duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form and any applicable taxes.  The purchase price for any Warrant Shares purchased pursuant to the exercise of this Warrant shall be paid in full upon such exercise in cash or by certified or bank check or by wire transfer of immediately available funds.  In the alternative, the Warrant may be exchanged for Warrant Shares as described in  Section 10 hereof. As soon as practicable after each such exercise of the Warrant, but not later than ten (10) business days from the date of such exercise, the Company shall issue and deliver to Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of Holder or Holder’s designee (subject to the payment by Holder of any applicable transfer taxes).  If the Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of Holder thereof to purchase the balance of the Warrant Shares purchasable thereunder.  Upon receipt by the Company of the Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, together with the exercise price thereof and taxes as aforesaid in cash or certified or bank check or wire transfer of immediately available funds or the notice of Net Exercise specified in Section 10 and the investment letter described below, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to Holder.

Notwithstanding anything herein to the contrary, the Company shall use reasonable efforts to mail to the original Holder, by certified mail, return receipt requested, notice of the Expiration Date of the Warrant, no later than twenty (20) days prior to the Expiration Date.

2.           Reservation of Shares.  The Company shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance and delivery upon exercise of the Warrant.

3.           Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  In lieu thereof, the Company shall, with respect to any fraction of a share called for upon any exercise hereof, pay to Holder an amount in cash equal to such fraction multiplied by the then-current fair market value of a share of Common Stock.

4.           Transfer, Assignment or Loss of Warrant.  Holder may not transfer or assign the Warrant, in whole or in part, without the prior written consent of the Company.  Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee or assignees named in such instrument of assignment and this Warrant shall promptly be canceled.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of reasonable satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor, date and amount.

5.           Rights of Holder.  The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity including, without limitation, any rights to dividends, and the rights of Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

6.           Adjustment for Certain Events.  So long as this Warrant shall be outstanding, the Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

6.1.           Adjustments for Certain Dividends, Distributions, Stock Splits, Etc.  In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock or (ii) subdivide, combine or reclassify its outstanding shares of Common Stock into a greater or lesser number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted as of the record or effective date of such event by multiplying such Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately following such event and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto.  For example, if the Company declares a two-for-one forward stock split and the Exercise Price immediately prior to such event was $1.50 per share, the adjusted Exercise Price immediately after such event would be $0.75 per share.  Such adjustment shall be made successively whenever any event listed above shall occur.

6.2.           Adjustment in Number of Warrant Shares.  Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to Section 6.1  above, the number of Warrant Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

6.3.           Certificate as to Adjustment.  Whenever the Exercise Price shall be adjusted as required by this Section 6, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjusted Exercise Price and adjusted number of Warrant Shares determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment.  Each such officer’s certificate shall be made available at all reasonable times for inspection by Holder, and the Company shall, forthwith after each such adjustment, mail, by certified mail, a copy of such certificate to Holder or any such holder.

7.           Notice to Holder.  So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Common Stock, or (ii) if the Company shall generally offer to the holders of Common Stock for subscription or purchase by them any shares of any class or any other rights, or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to Holder, at least fifteen (15) days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to be effected and the date, if any, is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

8.           Reclassification, Reorganization or Merger, Disposition of a Product.  In case of any reclassification or capital reorganization of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which merger the Company is the surviving corporation and which does not result in any reclassification or capital reorganization of outstanding shares of Common Stock) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction (unless waived in writing by Holder), cause effective provisions to be made so that Holder shall have the right thereafter by exercising the Warrant at any time prior to the expiration of the Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification or capital reorganization and consolidation, merger, sale or conveyance had such Holder exercised this Warrant in full immediately prior to such event.  Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  The foregoing provisions of this Section 8 shall similarly apply to successive reclassifications or capital reorganizations of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In addition, in the event Gamecock transfers all or substantially all of its interest in  or sublicenses the exploitation of  any of the Products, an appropriate adjustment shall be made in the Revenue Threshold to reflect such disposition of such Product (taking into account the difference between revenues realized from the sale of a Product and proceeds realized from an alternate disposition) .

9.           Securities Law Compliance.

9.1.           No Registration.  The Holder of this Warrant, by acceptance hereof, acknowledges that the Warrant and the Warrant Shares to be issued upon exercise hereof have not been registered under the Securities Act of 1933, as amended (the “Act”), or qualified under any state securities laws and hereby represents and warrants that such Warrant and Warrant Shares are being acquired solely for Holder’s own account and not as a nominee for any other party, and for investment, and not with a view toward distribution or resale thereof and covenants and agrees that Holder will not offer, sell, transfer, assign, pledge or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof in the absence of (i) an effective registration statement under the Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities laws then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required.

9.2.           Legend. If appropriate, this Warrant and any Warrants issued upon exercise or substitution or upon assignment or transfer pursuant to Sections 1 or 4, as the case may be, and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with legends setting forth the restrictions on transfer arising under applicable federal and state securities laws, together with any legends required under any other Company agreements to which Holder is a party.

10.           Net Exercise Right.

10.1.         Right. In lieu of exercising this Warrant in the manner provided above in Section 1, Holder may elect to receive shares equal to the net value of this Warrant (or the portion thereof being canceled) pursuant to the terms of this Section 10 (the “Net Exercise Right”), in which event the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:

X =	Y x (A – B) A

X      = The number of shares of Warrant Shares to be issued to Holder.

Y      = The number of Warrant Shares for which a written Notice of Exercise has been given.

A      = The value of one Warrant Share (at the date of such calculation).

B      = Exercise Price (as adjusted to the date of such calculation).

10.2.         Value. For purposes of this Section 10, the value of one Warrant Share on the date of calculation shall be equal to the volume weighted average closing price of the Company’s Common Stock for the ten (10) trading days on the Over the Counter Bulletin Board (“OTCBB”) or on any exchange, including the Nasdaq Stock Market, on which the Company’s shares of Common Stock are traded ending on the trading date prior to the exercise of this Warrant. If  the Company’s shares of Common Stock are not traded on the OTCBB or any exchange, the value shall equal the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for Warrant Shares sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors using a commercially acceptable valuation formula and without any minority or liquidity discount.

10.3.         Manner of Exercise. The Net Exercise Right may be exercised by Holder by the surrender of this Warrant at the principal office of the Company together with the Notice of Exercise duly executed specifying that Holder thereby intends to exercise the Net Exercise Right.  Certificates for the shares of stock issuable upon exercise of the Net Exercise Right shall be delivered to Holder as soon as practicable after each such exercise of this Warrant, but not later than ten (10) business days from the date of such exercise.

11.           Miscellaneous.

11.1.         Amendments.  Neither the Warrant nor any term hereof may be changed, waived, discharged or terminated without the prior written consent of the Company and Holder.

11.2.         No Impairment.  The Company will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder.

11.3.         Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflicts of law provisions thereof.

11.4.         Notice.  Any notice required or permitted under this Warrant shall be in writing and shall be deemed to have been given on the date of delivery, if delivered personally, by facsimile (which shall include email) (or on the next business day if the date of facsimile is other than a business day) or by deposit with a nationally recognized overnight courier to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company, at

2900 Polo Parkway
Midlothian, Virginia 23113
Fax: (804) 378-6085
Attention:  Terry Phillips

If to the Holder, at

_____________________
_____________________
Fax:     (___) ___-____

11.5.         Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Warrant, (b) the balance of this Warrant shall be interpreted as if such provision were so excluded and (c) the balance of this Warrant shall be enforceable in accordance with its terms.

11.6.         Headings.  The Section and other headings are for convenience only and are not a part of this Warrant and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

SOUTHPEAK INTERACTIVE CORPORATION
___________________________
Terry Phillips, Chairman

EXHIBIT A

Gamecock Games Used in the Calculation of Revenue for Section 1

Game Title	Applicable Platforms

Legendary	PC, Xbox 360 and PS3
Mushroom Men	DS and Wii
Pirates Vs Ninja's Dodgeball	Wii
Section 8	PC and Xbox 360
Dungeon Hero	Xbox 360, PC and PS3
American Pool Deluxe	Wii
Velvet Assassin	Xbox 360 and PC

“Xbox 360” refers to Microsoft’s Xbox 360® videogame and entertainment system
“PS3” refers to Sony’s PLAYSTATION®3
“DS” refers to Nintendo’s DS™
“Wii” refers to Nintendo’s Wii
“PC” refers to personal computers

SCHEDULE OF MATERIAL DIFFERENCES TO EXHIBIT 4.2

HOLDER	NUMBER OF WARRANT SHARES

Harry A. Miller IV	20,000

Michael S. Wilson	20,000

Eric D. Stults	10,000